UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 5.02 is incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On October 31, 2014, Granite Falls Energy, LLC (the "Company") entered into new employment agreements with Stacie Schuler, the Company’s current Chief Financial Officer, and Erik Baukol, the Company's current Risk Manager.

Ms. Schuler's employment agreement provides that she will report to the Company's Chief Executive Officer and requires her to devote all of her time to our business. Ms. Schuler's employment agreement provides that we will pay her an annual salary of $140,000 per year, subject to annual review and discretionary increases by the Company's board of governors. Ms. Schuler's employment under the employment agreement commenced on October 31, 2014 and continues thereafter for an indefinite term until terminated by the Company or Ms. Schuler.

Mr. Baukol's employment agreement provides that he will report to the Company's Chief Executive Officer and requires him to devote all of his time to our business. Mr. Baukol's employment agreement provides that we will pay him an annual salary of $120,000 per year, subject to annual review and discretionary increases by the Company's board of governors. Mr. Baukol's employment under the employment agreement commenced on October 31, 2014 and continues thereafter for an indefinite term until terminated by the Company or Mr. Baukol.

In addition to the foregoing, each of Ms. Schuler's and Mr. Baukol's employment agreements include the following key terms summarized below:

•	Termination: The employment agreements may be terminated by either the Company or the employee with or without cause upon 30 days written notice.

•
Bonuses: The employment agreements provide that any separate written between the Company and the employee regarding the payment of bonuses shall continue in effect but, in the absence of any such agreement, the Company's board of governors shall have full discretion on payment or non-payment of bonuses. Currently, the Company does not have any such separate written agreement regarding bonuses with Ms. Schuler or Mr. Baukol.

•
Benefits: The employment agreements allow the employees to participate in all benefits plans and programs offered by the Company as in effect from time to time. In addition, the Company will reimburse the employees for reasonable expenses they incur in connection with the Company's business.

•
Severance: If the employment agreement is terminated by the Company without "cause"(as defined in the employment agreement), the Company is obligated to continue paying the employee's then current salary for 12 months from and after the date of termination. The Company's obligation to continue salary payment is reduced by the amount of any salary the employee receives from other employment during severance period. In addition, the Company has agreed to to pay the employee's health care insurance for 12 months from and after the date of termination, unless health insurance is provided through other employment during severance period. If the employee voluntarily terminates his or her employment or is terminated for "cause" by the Company, the Company will have no obligation to continue salary or health insurance benefits after the date of termination.

In addition, the Company may terminate the employee upon 60 days written notice and a severance payment equal to 12 months' salary should any of the following events occur: (1) the sale of substantially all of the Company's assets; (2) the sale, exchange or other disposition, in one transaction of a majority of the Company's outstanding units; or (3) the merger or consolidation of the Company with another entity. The Company's obligation to make the severance payment to the employee will be reduced by the amount of any salary the employee receives in the 12 months following the closing of such a transaction if he or she is hired or retained by the purchaser of the assets or units or the surviving company.

•
Restrictive Covenants: Upon termination of the employment agreement, the employee has agreed not to compete with the Company for one year following such termination of his or her employment.  The employment agreement also includes restrictions relating to non-solicitation, non-interference, confidentiality and non-disparagement.

The foregoing is a summary only and does not purport to be a complete description of all of the terms contained in the employment agreement, and is subject to and qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibits 10.1 and 10.2, incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibits

Exhibit No.            Description

10.1            Employment Agreement with Stacie Schuler dated October 31, 2014.

10.2            Employment Agreement with Erik Baukol dated October 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: November 5, 2014	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer